Exhibit 99.1

Creatd Raises $2.5 Million in Insider-Led Financing

●	Creatd raises approximately $2.5 million in PIPE funding, led by newly appointed Executive Chairman Jeremy Frommer alongside participation from Creatd’s management team, friends and family

●	Company relocates corporate headquarters to NYC

NEW YORK, March 1, 2022 /PRNewswire/ -- Creatd, Inc. (Nasdaq CM: CRTD) (“Creatd” or the “Company”), the parent company of Vocal, today announced the closing of an approximately $2.5 million capital raise priced above-market. The PIPE (private investment in public equity) offering (the “Offering”), was led by Jeremy Frommer, Creatd’s newly appointed Executive Chairman and Founder, who invested $315,000 at a price of $1.75 per share, purchasing 180,000 shares together with 180,000 warrants. In addition to Mr. Frommer, the raise included participation from the entire Creatd management team, as well as numerous employees, board members, insiders, and long-term shareholders. The financing was placed entirely by the Company, and as such included no associated banking fees, and is anticipated to close on or before March 2nd, 2022. Additionally, the financing includes registration rights for the investors, with a resale registration statement required to be filed in the near term.

The Company also announced the relocation of its corporate headquarters to New York City. Commented Executive Chairman Jeremy Frommer, “It is a very exciting time to have opened Creatd’s new offices at the heart of the creative community in Lower Manhattan. With the worst of the pandemic seeming to be behind us, our Company looks forward to contributing actively to the City’s economic recovery, as well as benefiting from close access to one of the deepest and most diverse talent markets in the world.”

About Creatd

Creatd, Inc. (Nasdaq CM: CRTD) is a creator-first technology holding company and the parent company of the Vocal platform. Our mission is to empower creators, entrepreneurs, and brands through technology and partnership. We accomplish this through Creatd’s four business pillars: Creatd Labs, Creatd Partners, Creatd Ventures, and Creatd Studios.

For news and updates, subscribe to Creatd’s newsletter: https://creatd.com/newsletter

Investor Relations Contact: ir@creatd.com

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